77Q1(a)

VIRTUS ALTERNATIVE SOLUTIONS TRUST
(the "Trust")

Amendment No. 1 to the Amended and Restated Declaration of Trust



The following paragraph is hereby added to ARTICLE VIII, Miscellaneous

      Section 9. Voting Powers. In connection with, and in furtherance of, Article V, Section 1 of this Declaration of Trust, each reference in this Declaration of Trust to the voting of Shares and to the Shares required to constitute a quorum or minimum for shareholder action, shall mean the voting power of such Shares rather than the number of such Shares.

Dated: September 19, 2016



[PAGE BREAK]




AMENDMENT NO. 1

to

AMENDED & RESTATED

BY-LAWS

of

VIRTUS ALTERNATIVE SOLUTIONS TRUST

A Delaware Statutory Trust



ARTICLE IV, SECTION 7, is replaced in its entirety by the following paragraph:

Quorum. Thirty-three and one third percent of the voting power of Shares entitled to vote which are present in person or represented by proxy, shall constitute a quorum at the Shareholders' meeting, except when a larger quorum is required by applicable law or the requirements of any securities exchange on which Shares are listed for trading, in which case such quorum shall comply with such requirements.

ARTICLE IV, SECTION 10, is replaced in its entirety by the following paragraph:
Voting Procedure. Each Shareholder of record as of the record date shall be entitled to one vote for each dollar of net asset value (determined as of the applicable record date) of each Share owned by such Shareholder (number of Shares owned times net asset value per Share) on any matter on which such Shareholder is entitled to vote and each fractional dollar amount shall be entitled to a proportionate fractional vote. On any matter submitted to a vote of the Shareholders, all Shares shall be voted together, except when required by applicable law or when the Board has determined that the matter affects the interests of one or more classes, in which case only the Shareholders of such classes shall be entitled to vote thereon.

The following paragraph is hereby added to ARTICLE IV as Section
17:

Voting Powers.  In connection with, and in furtherance of,
Article V, Section 1 of the Declaration of Trust, each reference in these By-Laws to the voting of Shares and to the Shares required to constitute a quorum or minimum for shareholder action, shall mean the voting power of such Shares rather than the number of such Shares.

Dated:  September 19, 2016